Exhibit 10.2

CERTAIN APPENDIXES HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K. THE COMPANY AGREES TO FILE SUPPLEMENTALLY TO THE COMMISSION A COPY OF ANY OMITTED APPENDIX, UPON REQUEST. OMITTED APPENDIXES ARE REPRESENTED BY A [*].

VETERINARY TRIAL AGREEMENT

Sponsor Agreement Number (if any): Not applicable

NC State RED Number: PAM-P24-003176

This Veterinary Trial Agreement (“Agreement”) is entered into by and between North Carolina State University, Raleigh North Carolina (hereinafter called “University”), and 60 Degrees Pharmaceuticals LLC with a principal place of business at 1025 Connecticut Avenue NW Suite 1000, Washington DC, 20036 (hereinafter called “Sponsor”) (Individually referred to as “Party” and collectively hereinafter referred to as “Parties”).

RECITALS

A.	The project contemplated by this Agreement is of mutual interest and benefit to University and Sponsor and will further the instruction, research and public service objectives of University in a manner consistent with its status as a public educational institution.

B.	Sponsor desires to conduct a veterinary study (the “Study”) of Arakoda (the “Investigational Product”) under a protocol entitled Treatment of Canine Babesiosis (the “Protocol”), a copy of which is attached hereto as Exhibit A; and

C.	Sponsor desires to provide non-federal funding in support of this Study in exchange for receiving certain rights in the results.

NOW, THEREFORE, the Parties agree as follows:

1. Study Field of Research

(a)	University agrees to use reasonable effort to conduct the Study as described in the Protocol entitled “Treatment of Canine Babesiosis” and incorporated herein as Appendix A.

(b)	University shall conduct the Study strictly in accordance with this Agreement, the Protocol, all reasonable written instructions of Sponsor’s authorized representative(s) as set forth in this Agreement in order to ensure the safety of the Study subjects (any such changes to the Protocol must be incorporated in a modification or an amendment pursuant to section (d) below), and all applicable laws and government regulations (“Applicable Law”), except that the University may deviate from the Protocol and instructions to ensure safety of Study subjects.

(c)	The University shall seek approval of the Study, the Protocol, and a written form of informed consent mutually acceptable to the University and the Sponsor, from the University’s Animal Care and Use Committee (the “IACUC”). University shall seek any other approvals from applicable internal safety or veterinary hospital review boards if required.

(d)	The Sponsor may amend the Protocol at any time. Any amended Protocol shall be in writing and sent to the University and will not take effect until approved by the IACUC (when required) and University and incorporated into a duly executed modification or amendment to this Agreement. The Parties shall negotiate in good faith with respect to any proposed amendment. If the Parties are unable to agree upon an amendment to this Agreement, either Party may terminate this Agreement pursuant to Article 9.

2. Principal Investigator

############# will serve as principal investigator (“Principal Investigator”) and will supervise the Study. If, for any reason, that person is unable to continue to serve as Principal Investigator, Sponsor and University shall attempt to find a successor acceptable to both parties. If a successor acceptable to both Parties is not available, this Agreement may be terminated as hereinafter provided in Article 9.

3. Sponsor Obligations

(a)	The Sponsor shall comply with Applicable Law, government regulations, and including, without limitation the Food and Drug Administration’s (FDA) Good Clinical Practice, regulations governing study investigators and adverse event reporting requirements, in the performance of its activities relating to the Study. The Sponsor shall conduct such Study-related activities in a manner consistent with the informed consents and all other applicable consents.

(b)	Unless otherwise specified in the Protocol, Sponsor shall supply the University with quantities of the Investigational Product adequate for the University to conduct the Study. The Investigational Product shall remain the sole property of the Sponsor. The University shall take reasonable steps to ensure that it has adequate supplies of the Investigational Product to conduct the Study in accordance with the Protocol. University shall use Investigational Product in accordance with the Protocol guidelines.

(c)	The Sponsor shall reimburse the University for actual and reasonable expenses incurred in treating any injury or illness to a Study subject that is directly related to the administration of the Investigational Product or the proper performance of any other procedure performed in furtherance of the Study.

4. Period of Performance

The Study will begin on February 1, 2024. It will be completed by March 30, 2026. This period of performance will be subject to renewal or extension only by written approval of the Sponsor. Said approval may be granted by an authorized representative of the Sponsor via email correspondence, letter of approval, or written modification in accordance with Article 19.

5. Payments: Fixed Price

(a)	In consideration of University’s performance hereunder, Sponsor agrees to pay the University the firm fixed price of $23,869.00. University agrees not to exceed this amount without prior written authorization of Sponsor.

(b)	The University will provide invoices to Sponsor in accordance with the schedule below, and invoices should be paid by Sponsor within thirty (30) days of receipt:

$12,000 upon execution of this Agreement

$8,000 once 50% of dogs are enrolled in the study

$3,869 on or by Agreement end date

University shall send Sponsor invoices to the following individual using the contact information provided below:

60 Degrees Pharmaceuticals, Inc

ATTN: #############

1025 Connecticut Ave NW, Suite 1000

Washington DC, 20036

Phone: #############

Email: #############@60degreespharma.com

Sponsor shall submit Payments to University using the address below:

North Carolina State University

Office of Contracts and Grants

Box 7214, 2701 Sullivan Dr.

Raleigh, NC 27695-7214

Submit financial questions to a Contracts & Grants Authorized Representative via telephone at 919-515-2153, or via email at cnghelpdesk@ncsu.edu.

(c)	University’s budget, whether or not incorporated into this Agreement, was provided for a cost estimate only. University shall have the discretion to alter said budget according to University policies in order to complete the Study. University is under no obligation to provide the Sponsor with any kind of financial reporting, supporting documentation, or justification of expenditures made in the performance of the Study as a condition of payment.

(d)	Payment not received after thirty (30) days of receipt of an invoice shall be deemed late and may be subject to collections and attorney’s fees. University reserves the right to terminate this Agreement, pursuant to the provisions of Article 9, described herein, should payment be delayed, without cause and/or mutual agreement by both Parties, by more than sixty (60) days from the due dates described above.

6. Export Controls and Confidentiality

(a)	The Sponsor does not anticipate exchanging any information, data, materials, equipment, or software that is export controlled under the Export Administration Regulations (EAR), Title 15, sections 730-774 of the Code of Federal Regulations (CFR) or the International Traffic in Arms Regulations (ITAR), 22 CFR §§ 120-130. Sponsor agrees that in addition to the requirements of paragraph (b), Sponsor will give University fifteen (15) days advance written notice of their intention to deliver any information, data, materials, equipment, software, or technology that is export controlled. University shall have the right to refuse said export-controlled information, or the right to terminate the Study in accordance with Article 8 should it be unable to meet the necessary compliance requirements.

(b)	In the performance of the Study, it may be necessary for one party to disclose information that is proprietary and confidential to the disclosing party. All such information must be disclosed in writing and designated as confidential or, if disclosed orally, must be identified as confidential at the time of disclosure and confirmed in writing and designated as confidential within thirty (30) days of such disclosure. Except as otherwise provided herein, for a period of five (5) years following the date of such disclosure, the receiving party agrees to use the confidential information only for purposes of this Agreement and further agrees that it will not disclose or publish such information except that the restrictions of this Article 6(b) do not apply to:

(i)	information that is or becomes publicly known through no fault of the receiving party;

(ii)	information learned from a third party entitled to disclose it;

(iii)	information already known to or developed by receiving party before receipt from disclosing party, as shown by receiving party’s prior written records;

(iv)	information for which receiving party obtains the disclosing party’s prior written permission to publish;

(v)	information required to be disclosed by court order or operation of law, including, but not limited to, the North Carolina Public Records Law; or

(vi)	information that is independently developed by the receiving party’s personnel who are not privy to the disclosing party’s confidential information.

(a)	The receiving party must use a reasonable degree of care to prevent the inadvertent, accidental, unauthorized or mistaken disclosure or use by its employees of confidential information disclosed hereunder.

(b)	Permitted Disclosures. Notwithstanding the section above, Confidential Information may be disclosed to third parties to the extent that it:

i.	is disclosed to Study subject owners or prospective Study subject owners as reasonably necessary or appropriate in the course of discussions regarding the Informed Consent;

ii.	is disclosed to personnel at other study sites as required for the performance of the Study as approved by Sponsor;

iii.	is required to be disclosed by the University by Applicable Law or regulatory agency. For disclosures made pursuant to Article 6(d), the University shall use reasonable efforts to disclose the minimum Sponsor Confidential Information necessary to comply with such requirement. University shall give the Sponsor advance notice of the disclosure when practicable. Reasonable efforts shall be made to provide this notice in sufficient time to allow the Sponsor to seek an appropriate protective order or modification of any disclosure.

7. Records, Reporting, Audits, Data, and Ownership

(a)	Study Records. The University shall keep Study data (“Study Data”) and records required by the Protocol and Applicable Law (the “Study Documents”), including any source documents and Study Deliverables (defined in this section below) for three (3) years from the Agreement’s early termination or natural expiration.

(b)	Periodic Reporting. The University shall provide to the Sponsor the Study Deliverables containing the data as specified in the Protocol or as otherwise agreed in writing by the Parties.

(c)	The University shall make available to the Sponsor (or its agent) the Study site, the study staff, and all Study Documents for purposes of review and audit upon reasonable advance notice during regular business hours.

(d)	The University shall provide the Sponsor prompt, advance notification of any audit directly related to the Study by a regulatory authority (or, when advance notification is impracticable, prompt notification of any completed audit). To the extent possible, the University shall permit the Sponsor to review and comment in advance on any written communication from the University to the regulatory authority in connection with such an audit, if the review does not adversely impact the timeliness of the University’s response to the regulatory authority. The University shall promptly provide the Sponsor with copies of all communications between the University and the regulatory authority related to such audit unless prohibited from so doing by the regulatory authority. University shall promptly take action to correct any deficiencies found by the regulatory authority during the audit. With respect to a pending audit by the FDA or by any comparable foreign regulatory authority with jurisdiction over drug/device approval directly related to the Study, the University shall permit the Sponsor’s representatives to be present at such audit unless prohibited from so doing by the regulatory authority. With respect to any audit by any regulatory authority, which audit is not directly related to the Study, the University shall promptly notify the Sponsor of any findings of such an audit that would be likely to have an adverse effect on the University’s ability to conduct the Study.

(e)	Without the prior written consent of the Sponsor, University shall not make Study Data available to any third party in a manner that would reasonably enable such third party to reconstruct the compilation of data contained in the Study Deliverables (or to construct a substantially similar compilation). However, University may make available Study Data (but may not permit the copying of such data) to a third party in connection with the peer review of the results of the Study for purposes of Publication in a peer-reviewed scientific journal subject to Article 8.

(f)	All rights, title, and interest in: (i) a Sponsor-written Protocol, (ii) the operations manuals provided by the Sponsor for use at the Study site, and (iii) any other scientific, technical, business, or other data or information relating to the Investigational Product and/or this Agreement that is disclosed to the University by the Sponsor (collectively the “Sponsor Data”) shall be the sole and exclusive property of the Sponsor. Furthermore, all rights (including commercial use), title, and interest in: (1) the completed case report forms required by the Sponsor-written Protocol (including the data contained in such case report forms), (2) any electronic databases required to be created under the Protocol (including the data contained in such electronic databases), (3) any Study reports prepared by the University for the Sponsor as required by the Sponsor-written Protocol (including the data contained in such Study reports), (4) any compilation of items 1, 2, and 3 thereof (collectively the “Study Deliverables”), and (5) any invention made by University in performance of the Protocol that relates to the Investigational Product will be owned by the Sponsor.

All rights, title, and interest in: (a) other documents generated by University in the course of the Study that are not Study Deliverables (examples of which may include University required patient or subject forms and corresponding patient or subject records) collectively referred to as “University Documents”, and (b) inventions made by University outside of the performance of a Sponsor-written Protocol or in performance of a University-written Protocol (referred to as “University Inventions”) shall be the sole and exclusive property of the University. Sponsor shall have the right to use the information and data contained in the University Documents for any non-commercial purpose whatsoever, subject to Applicable Law and the terms of the Informed Consents. University also grants Sponsor the first, time-limited right to negotiate a license to make, have made, use, and sell any University Inventions, and the terms and conditions of such license will be negotiated diligently and in good faith (“Sponsor’s Option to Negotiate”). Sponsor’s Option to Negotiate will be valid for six (6) months after University discloses any such University Invention(s) to Sponsor. The term of Sponsor’s Option to Negotiate may be extended by mutual agreement of the Parties. University reserves the right to utilize all Study Deliverables, inventions made by University in performance of the Protocol, and University Documents for its internal research, development, and educational purposes.

(g)	In addition to the terms provided above, University will comply with any required regulatory reporting regarding adverse events required under Applicable Law including but not limited to any U.S. Department of Agriculture, Environmental Protection Agency, and Food & Drug Administration regulations subject to animal testing and trials.

8. Publications

a)	University has the right to publish any of the results of the Study (including an article, manuscript, abstract, report, poster, presentation, or other material, a “Publication”). Publications may include any of (i) an analysis of the results of the Study; (ii) a summary of the Protocol; and (iii) supporting data generated by the Study and identifying information regarding the Investigational Product, which would be reasonably required for purposes of publication in a peer-reviewed scientific journal.

b)	University must furnish Sponsor with a copy of any proposed publication or public disclosure, at least sixty (60) days in advance of the proposed publication date to allow for the protection of Sponsor’s proprietary, confidential, or information that if published within sixty (60) days would have an adverse effect on a patent application in which Sponsor owns full or part interest or intends to obtain an interest from University pursuant to this Agreement. In the event that Sponsor notifies the University in writing that the proposed publication or presentation contains Sponsor confidential information as described in Article 6, the University shall remove the identified Sponsor confidential information from the draft prior to such publication or presentation. In the event Sponsor requests a delay in publication to file for patent protection, a written request must be submitted to the University’s Office of Research Commercialization with a copy to the University’s Principal Investigator and the University and the Principal Investigator shall refrain from making such publication or presentation for a maximum of ninety (90) days from the receipt of such request, and Sponsor shall indicate with specificity to what manner and degree University may disclose said information during the ninety (90) day period.

9. Termination

Either Party may terminate performance under this Agreement at any time upon thirty (30) days written notice to the other Party. Upon receipt of notification, University must proceed in an orderly fashion to limit or terminate any outstanding commitments. Sponsor agrees to reimburse University for all costs and noncancelable obligations including graduate assistantships, fellowships, and postdoctoral associate appointments incurred in performance of the Project prior to receipt of termination notice. University agrees to reimburse Sponsor any funds that have been received but remain unexpended at the time of termination, except for those funds needed to pay for noncancelable obligations.

Within thirty (30) days of termination or expiration of this Agreement, the University shall return to the Sponsor, at the Sponsor’s expense, any remaining Investigational Product (except as required by law), any equipment on loan or lease from the Sponsor, and any copies of Confidential Information, except that University may retain any copies to the extent required by Applicable Law. At the Sponsor’s request and expense, the University shall dispose of the remaining Investigational Product in accordance with Sponsor’s instructions, subject to Applicable Law.

Additionally, if this Agreement is terminated before completion of the Study, University shall cease enrolling Study subjects immediately, and shall cease conducting the procedures set out in the Protocol to the extent that doing so is medically permissible and appropriate. The Sponsor and University shall negotiate in good faith on the subsequent treatment or transfer of the study subjects. In case of termination of the Study before completion, the Sponsor shall reimburse University for (i) obligations incurred in accordance with the Study budget that cannot be cancelled or mitigated by University using reasonable efforts, (ii) reasonable costs incurred in connection with the safe withdrawal of study subjects from the Study, and (iii) mutually agreed post-termination expenses.

University shall submit a final invoice and completed case report forms (sent under separate cover) to Sponsor within sixty (60) days post termination or expiration of the Agreement.

10. Use of Names

Neither party will use the name of the other in any form of advertising or publicity related to commercial sales without the express written permission of the other party. Sponsor is advised that this Agreement is subject to the North Carolina Public Records Law and as such, the existence of this Agreement is recorded in a database accessible to the public. Sponsor has the right to identify the University as the entity that completed the Study and generated the Study Data. Any such reference must contain the following non-endorsement statement: “Reference to NC State University herein does not imply endorsement by NC State University for the specified product and/or service.”

11. Notices

Any notices required to be given or which may be given under this Agreement must be in writing delivered by private overnight mail service, first-class mail, facsimile, or by electronic mail (email) addressed to the Parties’ authorized representatives as follows:

For University:	For Sponsor:

North Carolina State University

Sponsored Programs and Regulatory Compliance Services

2601 Wolf Village Way, Suite 240

Campus Box 7514

Raleigh, North Carolina 27695-7514

United States of America

Phone: #############

Fax: #############

E-mail: #############@ncsu.edu

60 Degrees Pharmaceuticals, Inc 1025 Connecticut Ave NW, Suite 1000 Washington DC, 20036 United States of America Phone: ############# Email: #############@60degreespharma.com

12. Independent Parties

For purposes of this Agreement the Parties are independent contractors and neither may be considered an agent or an employee of the other at any time or for any purpose. No joint venture, partnership or like relationship is created between the Parties by this Agreement.

13. Assignment

This Agreement is binding upon and inures to the benefit of the Parties and may be assigned only to the successors to substantially the entire business and assets of the respective Parties. Any other assignment by either party without the prior written consent of the other party is void.

14. Governing Law

This Agreement is acknowledged to have been made and must be construed and interpreted in accordance with the laws of the State of North Carolina, without regard for its conflict of laws provisions, provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

15. Representations

Each Party represents that it has and/or will maintain during the term of this Agreement all regulatory approvals required for the conduct of its respective activities in connection with the Study, and that all the persons who perform activities under this Agreement on its behalf (including, in the case of the University, the Study staff) have and will have the necessary expertise, training, qualifications, and certifications.

16. Liability and Insurance

(a)	The Sponsor shall indemnify, defend, and hold harmless the University and its officers, directors, employees, and agents from any loss, liability, damage, or expense (including reasonable attorneys’ fees and costs until such time as the Sponsor assumes the defense) from any claim of personal injury (including death) or property damage that may arise directly from the Study, Results of the Study, or inventions produced hereunder. However, to the extent that the claim is a direct result of (a) the failure of the University or one of its officers, employees, or agents (including the Principal Investigator) to follow the Protocol or the Sponsor’s written instructions (each when applicable), accepted veterinary practice, or Applicable Law, or (b) any other negligence or willful misconduct of the University or one of its officers, employees, or agents (including the Principal Investigator), the Sponsor shall have no such obligation.

(b)	Notwithstanding any other provision of this Agreement, the liability of the University, as an agency of the State of North Carolina, for any injury or damage arising out of this Agreement or the University’s performance of the Project is subject to the immunities, procedures and limitations of the North Carolina Tort Claims Act, GS §143-291 et seq. The University does not waive any rights or defenses under this Act.

(c)	All work under this Agreement will be classified as research. University disclaims all warranties, whether express or implied, including without limitation warranties of merchantability, fitness for a particular purpose, and freedom from infringement, as to any information, result, design, prototype, product or process deriving directly or indirectly and in whole or part in connection with work accomplished under this Agreement. By signing this Agreement, University is in no way giving its endorsement, approval or authorization of the Investigational Product.

(d)	During the term of this Agreement and for six (6) years thereafter, Sponsor shall carry liability insurance in the type and amount appropriate and customary for the conduct and sponsorship of clinical trials, respectively (or maintain a comparable program of self-insurance). Upon request, Sponsor shall provide to University a certificate of such insurance or evidence of such a self-insurance plan.

17. Order of Precedence

If any provisions stated in this Agreement, resulting Sponsor purchase orders, and/or appendices are in conflict, the order of precedence, beginning with the first to last, shall be (1) this Agreement, (2) Appendix A, and (3) the Sponsor purchase order. The Parties understand and agree that any purchase order or similar document issued by Sponsor will be for the sole purpose of establishing a mechanism for payment of any sums due and owing hereunder. Notwithstanding any of the terms and conditions contained in said purchase order, the purchase order will in no way modify or add to the terms and conditions of this Agreement.

18. Force Majeure

“Force Majeure” means the occurrence of an event or circumstance that prevents or impedes a Party from performing one or more of its contractual obligations under the Agreement, if and to the extent that that Party proves: (a) that such impediment is beyond its reasonable control; and (b) that it could not reasonably have been foreseen at the time of the conclusion of the Agreement; and (c) that the effects of the impediment could not reasonably have been avoided or overcome by the affected Party. In the absence of proof to the contrary, the following events affecting a party shall be presumed to fulfil conditions (a) and (b) of this clause: (i) war (whether declared or not), hostilities, invasion, act of foreign enemies, extensive military mobilization; (ii) civil war, riot, rebellion and revolution, military or usurped power, insurrection, act of terrorism, sabotage or piracy; (iii) currency and trade restriction, embargo, sanction; (iv) act of authority whether lawful or unlawful, compliance with any law or governmental order, expropriation, seizure of works, requisition, nationalization; (v) plague, epidemic, pandemic, natural disaster or extreme natural event; (vi) explosion, fire, destruction of equipment, prolonged break-down of transport, telecommunication, information system or energy; (vii) general labor disturbance such as boycott, strike and lock-out, go-slow, occupation of factories and premises. A Party invoking this clause is relieved from its duty to perform its obligations under the Agreement and from any liability in damages or from any other contractual remedy for breach of contract, from the time at which the impediment causes inability to perform, provided that the notice thereof is given without reasonable delay. If notice thereof is not given without reasonable delay, relief is effective from the time at which notice thereof reaches the other Party. Where the effect of the impediment or event invoked is temporary, the above consequences shall apply only as long as the impediment invoked impedes performance by the affected Party. Where the duration of the impediment invoked has the effect of substantially depriving the contracting parties of what they were reasonably entitled to expect under the contract, either party has the right to terminate the contract by notification within a reasonable period to the other party. Unless otherwise agreed, the Parties expressly agree that the contract may be terminated in accordance with Article 10 by either Party if the duration of the impediment exceeds 120 days.

19. Entire Agreement

This Agreement, including appendices, embodies the entire understanding of the Parties for this Study, superseding any prior or contemporaneous representations, either oral or written regarding this matter. Unless otherwise specified herein, written modifications signed by authorized representatives of both Parties will affect changes to this Agreement.

20. Counterparts and Electronic Signatures

This Agreement, agreements ancillary to this agreement, and related documents entered into in connection with this agreement are signed when a party’s signature is executed by authorized representatives of the parties via DocuSign, PDF format, or other electronic signature method and delivered by facsimile, e-mail, or another electronic medium. These signatures must be treated in all respects as having the same force and effect as original signatures. This Agreement may be executed by the in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

21. Severability

If any provision of this Agreement is held to be unenforceable for any reason, that unenforceability shall not affect the enforceability of any other provision of this Agreement, and the Parties shall negotiate in good faith to substitute an enforceable provision with similar terms.

22. Survival

The rights and obligations of the Parties that have accrued prior to the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

23. Remedies and Waiver

The remedies provided in this Agreement are not exclusive and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively. No express or implied waiver by a Party of any breach or default will be construed as a waiver of a future or subsequent breach or default. The failure or delay of any Party in exercising any of its rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

IN WITNESS WHEREOF, authorized representatives of the Parties hereto have executed this Agreement effective as of the date written in Article 4.

NORTH CAROLINA STATE UNIVERSITY		60 DEGREES PHARMACEUTICALS, INC

By:	/s/ #############	By:	/s/ #############

Name:	#############	Name:	#############

Title:	#############	Title:	#############

Date:	3/28/24	Date:	3/28/24

Appendix A

STUDY OUTLINE

(See attached.)

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